EXHIBIT 10.5

                     RETAINER AGREEMENT WITH MICHAEL MANSON



                                 MICHAEL MANSON
                           An Accountancy Corporation
                           CERTIFIED PUBLIC ACCOUNTANT
                        4695 MacArthur Court, Suite 1470
                         Newport Beach, California 92660
                        (949) 260-0560 fax (949) 260-0564



February 1, 2001

We have adopted a policy of advising our clients in writing of our understanding as to the scope of our services and asking them to confirm that their understanding is the same as ours. This letter confirms the arrangements for our services. We look forward to the opportunity to assist you in developing a business plan for Yes Clothing. This letter outlines our understanding of the terms and objectives of the engagement.

The review is to evaluate the allocation of duties and responsibilities among key corporate personnel, the authority levels of these people and the organizational structure of the Company. In addition, we will give a cursory evaluation of staffing levels. We will not perform work measurement or related activities to definitively identify staffing needs.

The review is to evaluate the overall processing systems and reporting mechanisms in place at the Company as they relate to activities. We will review reports that are currently being prepared. We will provide an analysis of additional personnel involved and we will look for unnecessary reporting.

We will perform a detailed review of the accounting area for the purpose of evaluating key accounting policies, principles and procedures being followed; record-keeping methods and data maintained; file structures and file contents; timeliness of reporting and reporting mechanisms.

Our firm will perform a study of financing needs and the reasons for these needs. Based on our study, we will advise you on the types and sources of financing your company needs. We will assist you in evaluating and choosing a financing alternative. We will assist you in preparing a financing proposal to the financing source and in the negotiation of financing terms and conditions. If the financing is secured, we will assist you in reviewing the closing documents for consistency with the terms and conditions agreed to in the negotiations. Our role is one of assisting, evaluating, and advising, and we offer no assurance that financing will be received. If financing is not received after a presentation to a potential source and you request our assistance at future presentations, such a request will be considered a new engagement.



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Retainer Agreement - Michael Manson                                     Page 2
May 4, 2001

We expect that the financing proposal we submit to you will include projected financial statements of the company, compiled based on management's assumptions. These assumptions reflect conditions management expects would exist and courses of action management expects would be taken, assuming the financing is secured and used as the financial proposal describes. We will not express any form of assurance on the advisability of the projection or reasonableness of the underlying assumptions. Changes in these assumptions or similar unforeseeable events could modify the information presented in the financing proposal. We do not assume responsibility for updating the information or our report for such events after the date of our report. We understand that the projection and our report will be used only for inclusion in the financing proposal to be submitted to a potential provider of financing with whom management will conduct negotiations.

We will evaluate your existing operations to determine strengths and weaknesses by, as appropriate, interviewing company personnel, reviewing available documents, and holding discussions with external parties. We will assist you in developing a mission statement for the Company and identifying goals and objectives for the period covered by the plan. Finally, we will help you develop implementation and monitoring actions for the plan.

We will be relying on the accuracy and reliability of the historical financial statements, forecasts or projections of future operations, and other financial data of your company. We will not perform an audit or review the financial information, and will not express an opinion or any form of assurance on it. At the conclusion of the engagement, we will request that you sign a representation letter on the accuracy and reliability of the financial information used in the engagement.

To our understanding there are major differences between your initial operating budgets and actual historical comparisons; the variance between the budget and historical information is now difficult to analyze.

Our fees for this work will be at our regular hourly rates for the individuals involved, plus direct out-of-pocket expenses. Payment for services is due when rendered, and interim billings may be submitted as work progresses and expenses are incurred.

Our discount rates for this engagement are:
Partner        $150 per hour
Staff          $75 per hour

Statements for our services will be sent on a weekly basis.

We appreciate the opportunity to be of service to you and believe this letter accurately summarizes the significant terms of our engagement. If you have any questions, please let us know. If you agree with the terms of our engagement as described in this letter, please sign the enclosed copy and return it to us. This letter will continue in effect until canceled by either party.



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Retainer Agreement - Michael Manson                                     Page 3
May 4, 2001

It is understood that our assignment is limited to an accounting service and does not include an audit of your financial statements in accordance with generally accepted auditing standards, and we ask that you do not in any manner refer to this as an audit. Accordingly, the financial statements that we prepare will not satisfy any regulatory, contractual, or other requirements for an audit in accordance with such standards.


Sincerely,


/s/ Michael Manson
Michael Manson




/s/ Jon L. Lawver
Officer, Yes Clothing